[FARMLAND LOGO]
                                                                 MEDIA RELEASE
                                                       Contact: Sherlyn Manson
                                                         slmanson@farmland.com
                                                                (816) 713-6230

               FARMLAND FILES FINAL REORGANIZATION DOCUMENTS
              Plan maximizes value to the company's creditors,
                   outlines conclusion of reorganization.

KANSAS CITY, MO. (Aug. 1, 2003) --- Farmland Industries has filed its First Amended Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court for the Western District of Missouri in Kansas City, a significant step toward the company's emergence from Chapter 11 reorganization.

The Disclosure Statement is subject to both court approval and acceptance by the company's creditors. Farmland and its Creditors' Committees believe the direction set forth in the plan represents the greatest opportunity to maximize value for creditors.

In its Disclosure Statement, Farmland estimates creditors would receive the following distributions:

     o    Farmland Industries Secured Lenders - 100%

     o    Farmland Industries Administrative and Priority Claims - 100%

     o    Farmland Foods General Unsecured (Trade) Creditors - 100%

     o    Farmland Industries Demand Loan Certificates - 100%

     o    Farmland Industries Convenience Claims (less than $1,000) - 100%

     o    Farmland Industries General Unsecured (Trade) Creditors - 50% to
          65%

     o    Farmland Industries Subordinated Bondholders - 50% to 65%

Farmland President and CEO Bob Terry said, "These recovery estimates reflect the hard work and dedication of Farmland employees. Their efforts allowed Farmland to generate significant cash from operations over the last 14 months and to realize strong values for the assets we have sold. We are pleased with the high recovery percentages we are achieving and look forward to the plan confirmation process."

Larry Frazen, lead Farmland bankruptcy attorney, said, "The recovery estimates announced by Farmland today compare quite favorably to those in other recent Chapter 11 reorganizations. For example, Kmart anticipates a 10% recovery payable in reorganized Kmart stock, St. Joseph Wire and Rope will pay its general unsecured creditors 5% in cash, Houlihans provided less than 10% in cash, while Payless Cashways and Vanguard Airlines provided no recovery to general unsecured creditors. Any debtor providing 50% or more cash recovery on general unsecured claims is considered to have done quite well in a Chapter 11 case."

Farmland anticipates receiving Court approval of the Disclosure Statement in September. Once the Court grants approval, a copy of the documents and a ballot will be mailed to Farmland creditors who will be asked to accept or reject the plan. If creditors accept the plan, Farmland anticipates completing its reorganization and making distributions to creditors later this year, once the plan becomes effective

The documents filed with the Court today also describe significant remaining events that will be completed during the bankruptcy proceedings. The sales process for Farmland Foods contemplates a court-supervised auction in October. If overbids are received, the auction will begin at a minimum value of $374.5 million.

In addition to a reorganized Farmland entity, a trust will be established to manage the remaining assets and to extract the best value for the creditors. The company's remaining major assets include grain elevators throughout the Midwest, and interest in joint ventures SF Phosphates (a phosphate fertilizer venture), Agriliance (a fertilizer marketing partnership with CHS Cooperatives and Land O'Lakes), and Land O'Lakes Feed (a feed manufacturing and distribution company). The company also owns a fertilizer plant and refinery at Coffeyville, Kan.; a letter of intent to sell the Coffeyville assets was approved by the Bankruptcy Court earlier this week.

"Farmland's goal throughout our reorganization has been to maximize value for the benefit of our creditors. We believe this plan, which will provide unsecured creditors a recovery of over 50%, accomplishes that goal," Terry concluded.

The full text of both the Amended Plan of Reorganization and Disclosure Statement will be available at www.bmccorp.net/farmland.

Farmland Industries, Inc., Kansas City, Mo., (www.farmland.com) is a diversified agricultural cooperative with interests in food, fertilizer, petroleum, grain and animal feed businesses.

                                    ###


Cautionary Statement

Bankruptcy law does not permit solicitation of acceptances of the Plan of Reorganization until the Court approves the applicable Disclosure Statement as providing adequate information that would enable a hypothetical reasonable investor typical of the holder of claims or interests of the relevant class to make an informed judgment about the Plan of Reorganization. Therefore this announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the Plan, which can only occur based on the official Disclosure Statement package that will be mailed to creditors in the coming weeks.